Exhibit 21.1

Lydall, Inc. Subsidiary List as of December 31, 2018

I.             Parent Company
Lydall, Inc.

II.           First tier
Lydall Thermal/Acoustical, Inc.
Lydall Performance Materials, Inc.
Lydall International, Inc.
LDL C.V.
Southern Felt Company, Inc.
Lydall North America, LLC
Susquehanna Capital Acquisition Co.

III.          Second tier
Lydall Netherlands B.V.
Texel Technical Materials Inc.
Lydall Performance Materials (US), Inc.
Lydall Sealing Solutions, Inc.
Interface Sealing Solutions Hong Kong LTD

IV.          Third tier
Afitex Texel Geosynthetics Inc.
Lydall Thermal/Acoustical (Taicang) Company Limited
Lydall Performance Materials B.V.
Lydall France S.A.S.
Lydall Holdings GmbH
Lydall UK Ltd.
Lydall Gerhardi GmbH & Co. KG
Texel Geosol Inc.
Interface Sealing Solutions, Europe SARL
Lydall Performance Materials Altenkirchen GmbH
Interface Performance Materials India, LLP
Interface Sealing Solutions (Shanghai) Co., LTD

V.    Fourth tier
Lydall Performance Materials S.A.S.
Lydall Thermique/Acoustique S.A.S.
Lydall Industrial Filtration (EMEA) Limited
Lydall Industrial Filtration Textile Manufacturing (EMEA) Limited
Andrew Industries (Hong Kong) Limited
Lydall Gutsche GmbH & Co. KG

VI.    Fifth tier
Lydall Industrial Textile Manufacturing Company (Shanghai) Limited
Lydall Industrial Textile Manufacturing Company (Wuxi) Limited
Lydall Industrial Textile Trading Company (Shanghai) Limited
Gutsche Holding GmbH

VII.    Sixth tier
Leaseford Enterprises Limited

VIII.    Seventh tier
Gutsche Environmental Technology (Yixing) Co. Ltd.